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Exhibit 12.1
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                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                 NexMed, Inc.
                       Computation of Per Share Earnings

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                                                                                                           WEIGHTED
                                                                                                            AVERAGE
                                                                                              DAYS          SHARES
1995                                                                         SHARES        OUTSTANDING    OUTSTANDING
------------------------------------------------------------------------  -------------  ---------------  -----------
Opening balance--January 1, 1995........................................        794,973           365        794,973
Shares issued for royalty rights........................................         41,375           137         15,585
Shares issued for cash..................................................      1,650,000           130        589,686
                                                                                                          -----------
Weighted average shares outstanding.....................................                                   1,400,244
Net loss for the period.................................................                                  $ (264,388)
                                                                                                          ----------
Net loss per common share...............................................                                  $    (0.19)
                                                                                                          ----------
                                                                                                          ----------

1996
------------------------------------------------------------------------
Opening balance--January 1, 1996........................................      2,486,348           365      2,486,348
Shares issued with notes payable........................................         12,500           330         11,296
Shares issued for services..............................................      1,600,000           319      1,397,333
Shares issued for cash..................................................        575,000           242        381,896
Shares issued for patents and other technology..........................         75,000            69         14,125
Shares issued for cash..................................................        322,500            41         36,550
                                                                                                          ----------
Weighted average shares outstanding.....................................                                   4,327,548
Net loss for the period.................................................                                 $(3,118,393)
                                                                                                          ----------
Net loss per common share...............................................                                 $     (0.72)
                                                                                                          ----------
                                                                                                          ----------
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